KonaRed®

July 3, 2015

Dear Valued KonaRed Shareholders,

I would like to take this opportunity to thank you for your continued support of KonaRed.

This letter is to share recent developments with you and communicate our plans for the next 6 months. We feel you've contributed to our growth to date by being an investor and going forward we plan on providing frequent updates to you on our progress and strategy.

During 2014 and 2015, we have made foundational investments, both on the corporate and strategic front. These investments have been impactful and we believe, provide KonaRed with a distinct advantage over many other players in the functional food, beverage and nutraceutical space. Functional beverages and food products are aimed at providing specific health benefits in addition to tasting great. This a quickly growing industry segment with tremendous upside and we believe the development of our Coffeeberry® Coffee Fruit from Kona, Hawaii products represent the next revolution in food, beverage and nutraceutical products.

We have accomplished a lot in a short period of time by following a carefully thought out strategy for growth and believe the future outlook for our business is encouraging. With the substantial investments we made in advertising and marketing last year, our consumer products sales increased 80% and our net sales increased 39%. We are proud of what we have accomplished in our first full year as a public company.

2014 also saw us secure placement of our products into thousands of stores including select Kroger markets, Vitamin Shoppe and Walmart locations. Securing placements is a key step in our growth plan since all product vendors must first get approved by retail chain buyers as 'authorized vendors' before products can be sold to their stores. 'Authorizations' are hard to achieve as retail chains and buyers generally only reset their shelf and product offerings once or twice a year. We cannot sell to stores unless we are authorized, and we have invested substantial time and resources into these efforts. As a result, we have established an infrastructure expected to yield great benefits going forward.

We expanded our distribution into the New York Metro area as well as many other top metro areas throughout the country, adding 30 new distribution points to our network. We're not taking our eye off the ball and are pushing hard on new initiatives to further increase sales throughout 2015. Today, our products are on over 5,000 retail store shelves - which is a major achievement for a company as young as KonaRed.

Although we do not feel our current stock price fully reflects the true value of KonaRed, this has not deterred us from our primary task, which is to increase revenue. We are putting our head down to focus our efforts on generating new sales and new customers in the rapidly expanding food and beverage industry. On the market front, as a step toward improving

investor visibility we have engaged IRTH Communications, a leading investor relations firm. IRTH's mission is to

help get our message out to the retail investment community and generate market interest in KonaRed.

We believe growth of sales and market reach will have a positive impact on our share price. Part of this growth plan involves strategic initiatives in marketing and product support. We will also be introducing new products, starting with line extensions of our Nutraceutical Performance Powders focused on the three functions of coffee fruit: natural energy, brain health and immunity. Additionally, our first foray into the functional food market will be with the launch of our Superfood Health Bars and Artisanal Superfood Chocolates. These line extensions not only add to our growth but positions us well in the lucrative $65.3 billion functional foods and nutraceutical space.

Our distribution partners and VDF/Futureceuticals continue to stand by our side to help build our brand and the new category of coffee fruit. Currently, the team has focused on marketing messages based on the questions 'What is KonaRed/Coffeeberry®?' and 'What does it do for you?'. We believe the attention we are getting in the press and the messaging in our marketing materials tell a compelling story about our products and make an equally compelling investment case for our shareholders.

Coffee Fruit - Cognitive Benefits with Tremendous Upside

Last week, *Paste Magazine* featured the health benefits of the coffee fruit and its potential ability to protect against ailments that include Type 2 diabetes, Parkinson's and liver disease. Our partner FutureCeuticals, has been researching this for over 13 years through analyzing how people's bodies respond to ingesting the coffee fruit and have discovered it stimulates the production of Brain Derived Neurotropic Factor (BDNF), a protein essential for maintaining healthy cognition and a host of other brain-related processes such as sleep and mood. This is a true superfood packed with antioxidants and unlike any other products out there in the market.

Earlier this year we were also highlighted in the 'Beverage Industry' Magazine, titled, "Cognitive health appeals to all demographics", published in the February 16, 2015 edition. The article cited that the coffee fruit extract infused in KonaRed's beverages and supplement powders has been reported to increase serum levels of certain proteins linked to mood and memory, and may provide cognitive health benefits that appeal to all demographics. It also focused on the cognitive health and CoffeeBerry® coffee fruits' potential role in brain health.

With all this great exposure, we are grateful that industry specialists are clearly taking note and educating consumers on the potential benefits of the coffee fruit.

Retail Partners and Distribution

At present, we are on the shelves of select Kroger, Vitamin Shoppe, Whole Foods, Safeway, Walmart, 7-Eleven and many other retailers throughout the US and Canada. Distribution expansion is continuing monthly. We have taken marketing opportunities to demo our products and helped increase our visibility nationwide at Kroger, King Soopers, Ralph's And Fred Meyer Stores with in store sampling and demonstrations.

We have also accelerated our distribution and product visibility in select Whole Foods Stores through our distributor United Natural Foods Inc. ('UNFI'). This is an example of the work done to increase sales revenues through the introduction of our nutritional supplement products into select Whole Foods Markets. Over the past several years, demand for health and replenishment drinks has undergone rapid growth due to high demand. Sales of vitamins, minerals and supplements totaled nearly $23 billion in the U.S. last year, according to Euromonitor International and we believe there is a lot more room for growth.

UNFI is a great distribution partner and we look forward to generating more brand and product visibility through them in the coming months. In addition to UNFI, we have added 2 other strategic natural food distributors, KeHe and DPI. These additions now give retailers options to choose who they will buy KonaRed products from and gives us an important nationwide distribution footprint.

Brand Ambassadors to Proliferate the KonaRed Mission Statement

For several months now, we have enlisted world-class athletes to spread the word on KonaRed and the Coffee Fruit. Our 2015 roster of brand ambassadors include World Champion Jamie Mitchell, AVP Rookie of the Year Tri Bourne, and PGA's Ricky Barnes. We're thrilled to have the support of world-class athletes who are promoting KonaRed to the millions of fans who follow them around the world. We've put together a roster of amazing spokespersons who believe in our products and also genuinely embrace the KonaRed active and healthy lifestyle. KonaRed's beverages and nutritional supplements contain the highest quality ingredients, promote great health benefits and are suitable for everyone. Our roster of highly recognizable athletes have now been driving KonaRed's brand visibility through the use of social media and other media platforms utilizing KonaRed products and speak on how it helps them perform. Their testimonials, logo displays and personal appearances are key elements in KonaRed's efforts to showcase the cognitive health benefits provided by the coffee fruit ingredients of KonaRed's beverages and supplement powders.

Looking Ahead - Future of KonaRed

New Products

Beginning this summer, we will be offering 3 new Performance Powders, Superfood Health Bars and Artisanal Chocolate Bars based around the functional benefits of coffee fruit and highly beneficial proven functional ingredients in the following 3 formats: Energy (Berry), Brain Health (Toasted Coconut) and Immunity (Lemon Ginger). The Non GMO, vegan,

natural and organic ingredients are nutrient dense, fortified with vitamins, minerals, live cultures, active enzymes, phytonutrients and beneficial antioxidants. Venturing into the functional food space has been something we have been keen on doing for quite some time and is a strategic move that positions us into a multi-billion market opportunity.

Japan Distribution

In June, we signed an agreement with Asplund Ltd., to distribute KonaRed products to Japan. Starting in Tokyo with key retail chains, we believe KonaRed will be well received in Japan. The ties between Hawaii and Japan are strong, products from Hawaii are generally well received and the health aspects of KonaRed's Coffee Fruit products are a great fit for the health conscious Japanese consumer.

Ingredient Division Launch

We will soon begin selling raw coffee fruit powders and liquid extracts to other companies. This new revenue and margin growth initiative will begin with the 2015 Hawaii coffee harvest season, which runs from September to January. We will begin offering an American made, U.S. Hawaiian grown coffee fruit supply to the world. We expect this newly formed division of KonaRed will add revenue and profitability, both to our top line sales and bottom line.

We believe there are many elements to KonaRed that makes us a compelling and dynamic company to our investors. We have paid off our convertible note, secured additional financing and simplified our balance sheet with a goal towards listing on a national exchange.

With the solid momentum behind our business, which includes the build out of our distribution network, the expansion of our product line, new supply agreements and launching in Japan, we are confident that KonaRed is poised for strong growth in 2015 and beyond.

Thank you again for your support. We hope to be providing more good news to you again soon.

Aloha,

Shaun Roberts
President & CEO